UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 13, 2011 (October 12, 2011)
DigitalGlobe, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34299	31-1420852

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Dry Creek Drive, Suite 260 Longmont, Colorado	80503

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 684-4000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 12, 2011, DigitalGlobe, Inc. (“DigitalGlobe” or the “Company”) established a $500 million, seven-year senior secured term loan facility (the “Term Loan Facility”) and a $100 million, five-year senior secured revolving credit facility (the “Revolving Credit Facility”, and together with the Term Loan Facility, the “Credit Facility”), the terms of which are set forth in a Credit and Guaranty Agreement dated as of October 12, 2011 (the “Credit Agreement”) among the Company, the guarantors party thereto, the lenders named therein and J.P. Morgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and as collateral agent. The Term Loan Facility will be used to fund the Company’s previously announced cash tender offer to purchase any and all of its outstanding 10.5% Senior Secured Notes due 2014 (the “Notes”) and related consent solicitation to amend the indenture and security documents governing the Notes and for general corporate purposes, which may include acquisitions and share repurchases. The Revolving Credit Facility will be available for letters of credit, working capital and general corporate purposes. The Credit Agreement provides that with respect to the Credit Facility up to $40 million is available for letters of credit and up to $20 million is available for swing line loans (the “Swing Line Loans”) on same-day notice.
The obligations of the Company under the Credit Facility are guaranteed by certain of the Company’s domestic subsidiaries (the “Subsidiary Guarantors”) and are secured by substantially all of the assets of the Company and the Subsidiary Guarantors, subject to certain exceptions. The Credit Agreement contains affirmative and negative covenants that the Company believes are usual and customary for a senior secured credit agreement. The negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with the Company’s affiliates. The Credit Agreement also requires the Company to maintain a maximum leverage ratio and minimum interest coverage ratio.
Borrowings under the Credit Agreement will bear interest, at the Company’s option, at a rate equal to either an adjusted LIBOR rate or a base rate, in each case plus the applicable margin. The applicable margin for borrowings under the Term Loan Facility is 4.50% for adjusted LIBOR loans or 3.50% for base rate loans. The applicable margin for borrowings under the Revolving Credit Facility may change depending on the Company’s leverage ratio, up to a maximum of 4.50%. The Company will also pay a commitment fee of between 37.5 to 50 basis points, payable quarterly, on the average daily unused amount of the Revolving Credit Facility based on the Company’s leverage ratio from time to time.
As of the date of this filing, the Company has not drawn any amounts under the Revolving Credit Facility.
The description of the Credit Agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The description of the Credit Agreement under Item 1.01 of this current report is also responsive to this Item 2.03 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Credit Agreement, dated October 12, 2011, by and among DigitalGlobe, Inc., the guarantors party thereto, the lenders named therein and J.P. Morgan Chase Bank, N.A., as administrative agent and as collateral agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2011	DigitalGlobe, Inc.
	By:	/s/ YANCEY L. SPRUILL
		Name:	Yancey L. Spruill
		Title:	Executive Vice President, Chief Financial Officer and Treasurer